Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
RICHARD A ROBERT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective as of January 1, 2013 (the “Effective Date”), is by and between VNR Holdings, LLC, a Delaware limited liability company (“VNR”), Vanguard Natural Resources, LLC, a Delaware limited liability company (“Parent”) and Richard A. Robert (“Executive”).
WHEREAS, VNR, Parent and Executive previously entered into that certain Second Amended and Restated Employment Agreement dated January 1, 2010 (the “Prior Agreement”);
WHEREAS, the parties hereby agree that the Prior Agreement was terminated as of the Effective Date and shall be replaced in its entirety with this Amended and Restated Employment Agreement (this “Agreement”);
WHEREAS, VNR desires to continue to employ Executive, and Executive desires to continue to be employed by VNR in said capacity; and
WHEREAS, the parties desire to set forth in writing the terms and conditions of their understandings and agreements in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, VNR hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:
1.Employment Period.
(a)    Subject to Section 5, VNR hereby agrees to employ Executive, and Executive hereby agrees to be employed by VNR, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on January 1, 2016 (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed and extended for an additional period of twelve (12) months commencing on January 1, 2016 and expiring on January 1, 2017, and on each successive January 1 thereafter, unless at least ninety (90) days prior to the ensuing expiration date (but no more than twelve (12) months prior to such expiration date), VNR or Executive shall have given ninety (90) days written notice to the other that it or he, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”). The term “Employment Period,” as utilized in this Agreement, shall refer to the Employment Period as so automatically extended.
(b)    During the term of Executive’s employment with VNR, Executive shall serve as the Executive Vice President and Chief Financial Officer of VNR and the Parent (together, the “Company”) and in so doing, shall report to the Board of Managers or Directors, as applicable, of the Company (the “Board”). Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and shall have such other powers and duties (including holding officer positions with the Company and one or more subsidiaries of the Company) as may from time to time be prescribed by the Board, so long as such powers and duties are reasonable and customary for the Executive Vice President and Chief Financial Officer of an enterprise comparable to the Company.
(c)    During the term of Executive’s employment with VNR, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time to the business and affairs of VNR and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of Executive’s employment with VNR, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
(d)    The parties expressly acknowledge that any performance of Executive’s responsibilities hereunder shall necessitate, and the Company shall provide, access to or the disclosure of Confidential Information (as defined in Section 9(a) below) to Executive and that Executive’s responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers and suppliers.
2.    Compensation.
(a)    Base Salary. VNR shall pay Executive an annual base salary (“Base Salary”) at the rate of $450,000 for the period commencing on the Effective Date. The Board will review Executive’s Base Salary on an annual basis beginning with the employment year beginning on April 1, 2014 and may increase the Base Salary in such amounts or percentages as the Board shall deem appropriate, if any. The Board may at its discretion elect to increase Executive’s Base Salary at any time if they deem an increase is warranted. The Board may not decrease Executive’s annual Base Salary without his prior written approval. Base Salary shall be payable in accordance with the ordinary payroll practices of VNR, but in no event shall the Base Salary be paid to Executive less frequently than monthly. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted from time to time.
(b)    Annual Bonus. Executive shall receive an annual bonus (the “Annual Bonus”) based upon VNR’s unit price performance and/or the achievement of annual performance targets; such terms and conditions of Executive’s Annual Bonus for each calendar year within the Employment Period are set forth in Appendix A hereto.
(c)    LTIP Grants. Executive shall receive an annual grant of restricted units (the “Restricted Units”) and/or phantom units (the “Phantom Units”) pursuant to the Vanguard Natural Resources, LLC Long-Term Incentive Plan, as the same may be amended from time to time (the “LTIP”), with each such annual grant having an aggregate Fair Market Value (as defined in the LTIP) equal to three and a half (3.5) times Executive’s Base Salary (at the rate in effect hereunder at the time of grant), based on the Fair Market Value of VNR’s common units on the applicable date of grant. The Restricted Units and Phantom Units granted hereunder will be subject to the terms and conditions as set forth on Appendix B hereto for the Restricted Units and/or Appendix C hereto for the Phantom Units, as applicable. All LTIP Grants shall be made in January after the end of each contract year and will be effective as of January 1st of such year.
3.    Employee Benefits.
(a)    During the Employment Period, VNR shall provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices, which VNR makes available to its senior executives (including, without limitation, participation in health, dental, group life, disability, retirement and all other plans and fringe benefits to the extent generally provided to such senior executives), commensurate with his position in the Company, to the extent permitted under the employee benefit plan or program, and in accordance with the terms of the program and/or plan.
(b)    Executive shall be entitled to vacation time in accordance with the Company’s published vacation policy which currently provides the Executive with twenty five (25) business days paid vacation in each calendar year.. Such vacation time shall accrue at a rate of two (2) vacation days for each calendar month worked; provided, however, that during any given calendar year, Executive shall be able to take vacation days that will accrue during that calendar year, even if such days have not yet accrued. A maximum of ten (10) business days of accrued but unused vacation may be carried over from one calendar year to the next.
(c)    Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including, without limitation, reasonable expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities. VNR will promptly reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized and approved (consistent with VNR’s policy) accounts of such expenditures, in accordance with the Company’s expense reimbursement policy; provided, however, that in no event shall the expense reimbursement be made after the last day of the taxable year following the year in which the expense was incurred by Executive, although in the event that the reimbursement would constitute taxable income to Executive, such reimbursements will be paid no later than March 15th of the calendar year following the calendar year in which the expense was incurred. No reimbursement or expenses eligible for reimbursement in any taxable year shall affect the expenses eligible for reimbursement in any other taxable year, nor may the right to receive a reimbursement of expenses be subject to liquidation or exchanged for another benefit.
4.    Change of Control.
(a)    Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall have the same meaning as such term in the Company’s LTIP. For the sake of convenience herein, as of the Effective Date, the LTIP states that a “Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i)    Any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than an affiliate of Parent, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the combined voting power of the equity interests in Parent;
(ii)    The members of Parent approve, in one or a series of transactions, a plan of complete liquidation of Parent; or
(iii)    The sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any person other than Parent or an affiliate of Parent.
Notwithstanding the foregoing, with respect to a payment that is subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a “Change of Control” shall mean a “change of control event” as defined in the regulations and guidance issued under section 409A of the Code.
(b)    Change of Control Payments. Upon the occurrence of a Change of Control of the Company, Executive will be entitled to receive the following (i) within 30 days following the Change of Control, a lump sum payment of an amount equaling two (2) times the sum of his Base Salary and the Annual Bonus paid or payable with respect to the calendar year preceding the year in which the Change of Control occurs (the “Change of Control Payment”), and (ii) as of the date of the Change of Control, accelerated vesting of any unvested Restricted Units, Phantom Units, and any other awards granted under the LTIP that are held by Executive at the time of such Change of Control (notwithstanding any provisions of such LTIP award agreements to the contrary). Solely for purposes of the Change of Control Payment, Executive’s Base Salary shall be valued as in effect at the time of the Change of Control. The Restricted Units, Phantom Units, and other awards granted under the LTIP that are held by Executive at the time of the Change of Control, if any, will be settled in accordance with the terms and conditions of the LTIP and the applicable individual award agreement (which, in the case of Restricted Units and Phantom Units granted to Executive pursuant to this Agreement, shall be in accordance with the terms and conditions reflected in Appendix B hereto or Appendix C hereto, respectively).
5.    Termination of Employment.
(a)    Termination without Cause or Resignation by Executive for Other than Good Reason. Unless otherwise specified in a separate provision of this Section 5, either Executive or VNR, by action of the Board, may terminate this Agreement, and Executive’s employment by VNR, for any reason after providing thirty (30) days written notice to the non-terminating party. If Executive terminates this Agreement pursuant to this provision for a reason other than Good Reason, VNR will pay Executive within ten (10) business days after the Date of Termination (as defined below) (i) all accrued but unpaid Base Salary, (ii) a prorated amount of Executive’s Base Salary for accrued but unused vacation days, and (iii) yet unpaid reimbursements for any reasonable and necessary business expenses incurred by Executive prior to the Date of Termination in connection with his duties hereunder (such amounts collectively, the “Accrued Compensation and Reimbursements”). Upon termination by VNR of this Agreement pursuant to this Section 5(a)

other than a termination for Cause, VNR shall pay or provide to Executive the following: (A)  within ten (10) business days after the Date of Termination, the Accrued Compensation and Reimbursements, (B) on the 60th day following the Date of Termination, a lump sum payment (the “Severance Payment”) equal to the amount of Executive’s Base Salary (at the rate in effect hereunder as of the Date of Termination) for thirty-six (36) months, and (C) as of the Date of Termination, accelerated vesting of any unvested Restricted Units, Phantom Units, and any other awards granted under the LTIP that are held by Executive at the time of such termination (notwithstanding any provisions of such LTIP award agreements to the contrary), with any settlement that may be due to Executive as a result of such accelerated vesting being made in accordance with the terms and conditions of the LTIP and the applicable individual award agreement. Notwithstanding any other provision of this Agreement, the non-renewal of Executive’s employment pursuant to the terms of a Non-Renewal Notice under Section 1(a) of this Agreement shall not constitute a termination of this Agreement entitling Executive to the Severance Payment under this Section 5(a).
(b)    Termination by Cause. VNR, by action of the Board may terminate this Agreement at any time for Cause. Upon termination by VNR for Cause, Executive shall only be entitled to Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination. For purposes hereof, “Cause” means any of the following:
(i)    Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with VNR or any willful and material violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company; or
(ii)    Executive’s conviction of, or Executive’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or
(iii)    A determination by the Board that Executive has materially breached this Agreement (other than during any period of Disability, as defined below) where such breach is not remedied within ten business (10) days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the manner in which the Board believes Executive has so breached; or
(iv)    Executive’s willful and continued failure to perform his reasonable and customary duties as the Executive Vice President and Chief Financial Officer which such failure is not remedied within ten business (10) days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the nature of such failure.
For purposes of the definition of Cause, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given by the Board or based upon the advice of counsel for VNR shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. VNR, by action of the Board, may terminate Executive’s employment for Cause only after: (i) providing written notice to Executive, which identifies the Cause for Executive’s termination (which notice must be given within ninety (90) days after the actual discovery of the act(s) or omission(s) constituting such Cause) and (ii) Executive has been given an opportunity, together with his counsel, to be heard by the Board at a time and location reasonably designated by the Board.
(c)    Termination with Good Reason. Executive may terminate this Agreement for Good Reason, and thereby resign his employment, after providing thirty (30) days’ written notice to the Company of the act(s) or omission(s) constituting Good Reason (which notice must be given within ninety (90) days after the occurrence of such act(s) or omission(s) and describe the act(s) or omission(s) in reasonable detail) if such act(s) or omission(s) is/are not cured by the Company within thirty (30) days after Executive provides such written notice. For purposes hereof, “Good Reason” means any of the following reasons that occurs without Executive’s written consent:
(i)    A material reduction in Executive’s authority, duties, or responsibilities (for this purpose, any removal of Executive from membership on the Board that is due to a vote of the shareholders or due to the failure of the Nominating Committee of the Board to nominate Executive shall not be treated as satisfying the requirements of this Section 5(c)(i)); or
(ii)    A material reduction in Executive’s Base Salary; or
(iii)    Executive’s removal from his position as Executive Vice President and Chief Financial Officer, other than for Cause or by death or Disability, during the Employment Period, to a position that is not at least equivalent in authority and duties to Executive Vice President and Chief Financial Officer; or
(iv)    Relocation of Executive’s principal place of business to a location fifty (50) or more miles from its location as of the Effective Date; or
(v)    A material breach by VNR of this Agreement, which materially and adversely affects Executive; or
(vi)    VNR’s failure to make any material payment to Executive required to be made under the terms of this Agreement.
In the event Executive terminates this Agreement for Good Reason, VNR shall pay or provide Executive the following: (i) within ten (10) business days after the Date of Termination, his Accrued Compensation and Reimbursements, (ii) on the 60th day following the Date of Termination, the Severance Payment, and (iii) as of the Date of Termination, accelerated vesting of any unvested Restricted Units, Phantom Units, and any other awards granted under the LTIP that are held by Executive at the time of such termination (notwithstanding any provisions of such LTIP award agreements to the contrary), with any settlement that may be due to Executive as a result of such accelerated vesting being made in accordance with the terms and conditions of the LTIP and the applicable individual award agreement.

(d)    Termination by Disability. VNR, by action of the Board, may terminate this Agreement at any time if Executive shall be deemed in the reasonable judgment of the Board to have sustained a “Disability.” Executive shall be deemed to have sustained a Disability if and only if he shall have been unable to substantially perform his duties as an employee of VNR as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than 180 consecutive days in any twelve (12) month period. Upon termination of this Agreement for Disability, VNR shall pay or provide Executive with the following: (i) within ten (10) business days after the Date of Termination, his Accrued Compensation and Reimbursements, (ii) on the 60th day following the Date of Termination, a lump sum payment equal to the amount of Executive’s Base Salary (at the rate in effect hereunder at the Date of Termination) for twelve (12) months, and (iii) as of the Date of Termination, accelerated vesting of any unvested Restricted Units, Phantom Units, and any other awards granted under the LTIP that are held by Executive at the time of such termination (notwithstanding any provisions of such LTIP award agreements to the contrary), with any settlement that may be due to Executive as a result of such accelerated vesting being made in accordance with the terms and conditions of the LTIP and the applicable individual award agreement.
(e)    Termination by Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, VNR shall pay or provide Executive’s estate with the following: (i) within ten (10) business days after the Date of Termination, his Accrued Compensation and Reimbursements, (ii) on the 60th day following the Date of Termination, a lump sum payment equal to the amount of Executive’s Base Salary (at the rate in effect hereunder at the Date of Termination) for twelve (12) months, and (iii) as of the Date of Termination, accelerated vesting of any unvested Restricted Units, Phantom Units, and any other awards granted under the LTIP that are held by Executive at the time of such termination (notwithstanding any provisions of such LTIP award agreements to the contrary), with any settlement that may be due to Executive as a result of such accelerated vesting being made in accordance with the terms and conditions of the LTIP and the applicable individual award agreement.
(f)    Date of Termination. As used in this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated as a result of a Disability or by VNR for Cause or without Cause, then the date specified in a notice delivered to Executive by VNR of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, then the date specified in the notice of such termination delivered to VNR by Executive, (iv) if Executive’s employment terminates due to the giving of a Non-Renewal Notice, the last day of the Employment Period, and (v) if Executive’s employment is terminated for any other reason, the date specified therefore in the notice of such termination.
6.    Employment.
Upon termination of this Agreement, Executive’s employment shall also terminate and cease, and Executive shall be deemed to have voluntarily resigned from the Board, if Executive is a member of the Board.
7.    Mitigation.

Upon termination of this Agreement for any reason, amounts to be paid per the express terms of this Agreement shall not be reduced whether or not Executive obtains other employment.
8.    Release.
Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any severance payments or benefits set forth in Section 5 of this Agreement (other than the Accrued Compensation and Reimbursements) in connection with any applicable termination scenario, Executive agrees to execute (and not revoke) a customary severance and release agreement, including a waiver of all claims, reasonably acceptable to the Company (the “Release”), within the forty-five (45) day period immediately following the Date of Termination. All revocation rights and timing restrictions shall be set forth in such Release. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive any severance payments or benefits set forth in Section 5 of this Agreement (other than the Accrued Compensation and Reimbursements) in connection with any applicable termination scenario. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death.
9.    Nondisclosure.
(a)    It is understood that Executive during his tenure with the Company has received and will continue to receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, information relating to (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) marketing strategies (all of the forgoing, “Confidential Information”). Confidential Information shall not include: (A) information that Executive may furnish to third parties regarding his obligations under this Section 9 and under Section 10 or (B) information that (1) is general knowledge of Executive or information that becomes generally available to the public by means other than Executive’s breach of this Section 9 (for example, not as a result of Executive’s unauthorized release of marketing materials), (2) is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company or (3) Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (3), Executive gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.
(b)    Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company. Executive further agrees that Executive shall not, except for the benefit of the Company pursuant to the exercise of his duties in accordance with this Agreement or with the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.
(c)    Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company as soon as practicable after the Date of Termination.
10.    Non-Competition and Non-solicitation.
(a)    As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, if termination is a result of Executive’s voluntary termination without Good Reason under Section 5(a), or by the Company for Cause under Section 5(b), from the date hereof through the sixty (60) day anniversary of the Date of Termination (the “Restricted Period”), Executive will not (other than for the benefit of the Company pursuant to this Agreement), directly or indirectly:
(i)    engage in, or carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever (in any such capacity, an “Investor”), any (A) any business directly competitive with the business in which the Company is engaged from time to time (“Competing Business”) or (B) Business Enterprise (as defined below) that is otherwise directly competitive with the Company within the states in which the Company conducts business;
(ii)    perform for any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (a “Business Enterprise”) engaged in any Competing Business any duty Executive has performed for the Company that involved Executive’s access to, or knowledge or application of, Confidential Information;
(iii)    induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company;
(iv)    induce or attempt to induce any customer, supplier, licensee or other business relation of the Company with whom Executive had direct business contact in dealings during the Employment Period in the course of his employment with the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(v)    solicit with the purpose of hiring or hire any person who is or, within 180 days after such person ceased to be an employee of the Company, was an employee of the Company.
(b)    Notwithstanding the foregoing restrictions of this Section 10, nothing in this Section 10 shall prohibit (i) any investment by Executive, directly or indirectly, in securities which are issued by a Business Enterprise involved in or conducting a Competing Business, provided that Executive, directly or indirectly, does not own more than five percent (5%) of the outstanding equity or voting securities of such Business Enterprise or (ii) Executive, directly or indirectly, from owning any interest in any Business Enterprise which conducts a Competing Business if such interest in such Business Enterprise is owned as of the date of this Agreement and Executive does not have the right, in the case of (i) or (ii), through the ownership of a voting interest or otherwise, to direct the activities of or associated with the business of such Business Enterprise.
(c)    Executive acknowledges that each of the covenants of Section 10(a) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 10(a). Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Section 10(a) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with Company’s customers, suppliers, licensees and business relations.
(d)    If, during any portion of the Restricted Period, Executive is not in compliance with the terms of Section 10(a), the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 10(a) for an additional period of time (i.e., in addition to the Restricted Period) that shall equal the period(s) over which such noncompliance occurred.
(e)    The parties hereto intend that the covenants contained in Section 10(a) be construed as a series of separate covenants, one for each defined province in each geographic area in which Executive on behalf of the Company conducts business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Section 10(a). Furthermore, each of the covenants in Section 9(a) shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Section 10(a).
11.    Notices.
All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

To VNR or the Company: Board of Directors 5847 San Felipe, Suite 3000 Houston, Texas 77057 Facsimile: (832) 327-2260	To Executive: Richard A. Robert 11639 Versailles Lakes Lane Houston, Texas 77082
Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, and in the case overnight delivery service, on the date of actual delivery.
12.    Severability and Reformation.
If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
13.    Assignment.
This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of VNR, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive without the express written consent of VNR (except in the case of death by will or by operation of the laws of intestate succession) or by VNR, except that VNR may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock assets or businesses of VNR, if such successor expressly agrees to assume the obligations of VNR hereunder.
14.    Amendment.
This Agreement may be amended only by writing signed by both Executive and by a duly authorized representative of VNR (other than Executive).
15.    Assistance in Litigation.
Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive an agreed upon reasonably hourly rate for Executive’s cooperation pursuant to this Section 16.
16.    Beneficiaries; References.
Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
17.    Use of Name, Likeness and Biography.
The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.
18.    Governing Law.
THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.
19.    Entire Agreement.
This Agreement and the LLC Agreement contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede in all respects any prior or other agreement (including the Prior Agreement) or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter. For the avoidance of doubt, Executive acknowledges and agrees that the Company has satisfied all obligations that it has owed, and that it ever could owe, under the Prior Agreement and that Executive has no further rights thereunder.
20.    Withholding.
The Company shall be entitled to withhold from payment to Executive of any amount of withholding required by law.
21.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
22.    Remedies.
The parties recognize and affirm that in the event of a breach of Sections 9 or 10 of this Agreement, money damages would be inadequate and VNR would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 9 or 10, VNR may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Section 9 or 10, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that VNR shall have the right to offset the amount of any damages resulting from a breach by Executive of Section 9 or 10 against any payments due Executive under this Agreement. The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction or arbitrator, the breaching party will be required to pay the non-breaching party’s attorneys’ fees reasonably incurred in prosecuting the non-breaching party’s claim of breach.
23.    Non-Waiver.
The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by VNR (other than Executive) and Executive.
24.    Announcement.
The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.
25.    Construction.
The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.
26.    Right to Insure.
The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.
27.    No Inconsistent Obligations.
Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.
28.    Binding Agreement.
This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.
29.    Voluntary Agreement.
Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or Federal tax consequences to Executive regarding the transactions contemplated by this Agreement.
30.    Section 409A of the Code.
This Agreement is intended to comply with Section 409A of the Code, and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), or to be treated as exempt therefrom, and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as any other compensation that is otherwise exempt from Section 409A shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment that are subject to Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Date of Termination of Executive’s employment hereunder (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement between the Company and Scott W. Smith as of the day and year first above written.

EXECUTIVE

/s/ Richard A. Robert
Richard A. Robert

VNR HOLDINGS, LLC

By: /s/ Scott W. Smith

Its: President & CEO

VANGUARD NATURAL RESOURCES, LLC

By: /s/ W. Richard Anderson

Its: Chairman

APPENDIX A

Annual Bonus

1.
Executive is eligible to receive an Annual Bonus based upon the Board’s annual bonus system described below. Executive is eligible to receive a “Maximum” Annual Bonus equal to two (2) times Executive’s Base Salary. The Annual Bonus for each calendar year during the Employment Period will be based on the following components and percentages:

(a)	Absolute Target Distribution Growth (“ATDG”) (25%)

(b)	Adjusted EBITDA Growth (“AEG”) (25%)

(c)	Relative Unit Performance versus Peer Group (“RUP”) (25%)

(d)	Board Discretion (“Discretion”) (25%)

2.
ATDG for each calendar year will be a function of VNR’s dividend yield on the last day of each applicable calendar year, with the target growth for each calendar year of 3%. ATDG for the 2013 calendar year will be measured based on a year-end distribution rate of $2.43 as follows:

	> 75%	> 100%	> 125%	> 150%	> 175%	> 200%
ATDG	$2.48	$2.50	$2.52	$2.54	$2.56	$2.58

A new table for each subsequent year during the Employment Period will be generated based on a 3% growth rate on the December 31 distribution then in effect.

3.
AEG will be a function of VNR’s Adjusted EBITDA growth for each applicable calendar year, with the target growth for each calendar year of 15%. AEG for the 2013 calendar year will be measured based on the percentage increase in Adjusted EBITDA from 2012 to 2013 (as reported in each year’s Form 10-K) as follows:

	> 50%	> 100%	> 150%	> 200%	> 250%	> 300%
AEG	7.50%	15%	22.50%	30%	37.50%	45%

Adjusted EBITDA growth in each subsequent year during the Employment Period will be measured in the same manner.

4.
RUP will be calculated by comparing the common unit price percentage annual change for VNR’s Peer Group to VNR’s common unit annual price percentage change. VNR’s “Peer Group” shall consist of the following entities:

(a)	Linn Energy, LLC (LINE)

(b)	Legacy Reserves, LP (LGCY)

(c)	EV Energy Partners LP (EVEP)

(d)	Breitburn Energy Partners LP (BBEP)

(e)	QR Energy LP (QRE)
In the event the Board determines that any of the Peer Group entities is no longer an appropriate “peer” for the Company, or such entity is no longer a viable business, at the time an RUP analysis is necessary for an Annual Bonus calculation, the Board may make such necessary additions or adjustments to the Peer Group as it deems appropriate.

5.
The Board Discretion component of each Annual Bonus is determined at the sole discretion of the Board, and shall be based upon such targets, performance measures relative to the Company and/or Executive, time frames, and any other item the Board has determined appropriate for each Annual Bonus.

6.	Targets for ATDG, AEG, RUP and Discretion shall be set as follows:

	> 75%	> 100%	> 125%	> 150%	> 175%	> 200%
ATDG	50%	100%	125%	150%	175%	200%

	> 50%	> 100%	> 150%	> 200%	> 250%	> 300%
AEG	50%	100%	125%	150%	175%	200%

RUP	75%	100%	125%	150%	175%	200%
Discretion	0-200%	0-200%	0-200%	0-200%	0-200%	0-200%

7.
Each of the ATDG, AEG, RUP and Discretion portion of an Annual Bonus shall be calculated by multiplying (a) Executive’s Base Salary, by (b) weight (in each case, 25%), by (c) the applicable target percentage achieved. Payment of the Annual Bonus shall be made in a lump sum cash payment to Executive on April 1st of each calendar year that immediately follows the calendar year to which the Annual Bonus relates, so long as Executive was continuously employed with the Company during the full applicable calendar year to which the Annual Bonus relates.

APPENDIX B

[Restricted Unit Agreement]

APPENDIX C

[Phantom Unit Agreement]